EXHIBIT 99

Camco Financial Announces Fourth Quarter and 2011 Year-End Earnings

CAMBRIDGE, Ohio, March 29, 2012 (GLOBE NEWSWIRE) -- Camco Financial Corporation (Nasdaq:CAFI), the bank holding company for Advantage Bank, today announced fourth quarter and year-end financial results for 2011, reporting net earnings of $862,000 or $0.12 per share for the quarter ended December 31, 2011 and $214,000 or $.03 per share for the year ended December 31, 2011. These year-end results compare favorably to a net loss of $14.6 million or ($2.02) per share for the year ended December 31, 2010.

"We are very pleased to report positive earnings results as this marks another step in restoring the financial strength of our company," commented James E. Huston, President and CEO. "We have clearly made great strides improving in the areas that have had the largest impact on our profitability" commented Huston. "Although disappointed that we needed to continue to charge down our other real estate owned during the fourth quarter based on continued deterioration of real estate values, we also believe these decisions better position your company to propel forward with greater velocity in 2012."

And while the level of earnings is not yet where we would like to see them, these positive results did include decreasing the company's classified loans by $13.5 million since year end 2010. At the same time, core deposits (defined as checking, savings and money-market deposits) increased $36.8 million, or 14.9%, when compared to December 31, 2010. Also, as industry margins have been compressing, we were successful in improving our net interest margin to 3.66% compared to 3.50% year over year but have seen some tightening of margin over the past few quarters.

Mr. Huston continued, "While we continue to make progress in managing our classified loans and reducing our delinquencies, we are also focused on making banking easier and more convenient for our customers. This is evidenced by our launch of online statements during the fourth quarter of 2011. We are also reviewing additional initiatives to improve quality products and services in a manner that is the most effective for our customers."

Review of Financial Performance

Overview:

For the fiscal year ended December 31, 2011, the Company reported net earnings of $214,000, or $0.03 per share, compared to a net loss of $14.6 million, or ($2.02) per share for the fiscal year ended December 31, 2010.

The following items summarize key activities of the Company during the fiscal year and quarter ended December 31, 2011:

  Total assets decreased $47.9 million from a year ago December 31, which reflects cash derived from pay-downs and maturities of loans and investments being used to pay down higher cost brokered, public, and single-service CD deposits and borrowed funds.

  Core deposits (defined as checking, savings and money market deposits) increased $36.8 million, or 14.9%, when compared to December 31, 2010.

  Net interest margin decreased by 0.06% from the linked quarter primarily due to lower yield on earning assets. The cost of funds continued to decrease by .04% from the linked quarter.

  Noninterest income increased $70,000 from the linked quarter, driven by higher gain on sale of loans.

  Noninterest expense increased $246,000 compared to the linked quarter due to expenses related to real estate owned.

  Classified loans (which includes substandard, doubtful, and loss) decreased by $6.1 million in the fourth quarter compared to the linked quarter.

  Other Real Estate Owned was charged down an additional $1.1 million in fourth quarter 2011 based on continued deterioration of real estate values.

Net Interest Margin:

Net interest margin decreased to 3.67% in the current quarter compared to 3.73% for the quarter ended September 30, 2011. The margin has also decreased from 3.75% for the same period a year ago, driven by a reduction in the bank's yield on earning assets in this low rate environment. Management expects the Company's net interest margin to stabilize or decrease slightly as we continue to be in an environment of low interest rates and slow economic growth. We will continue to look for pricing opportunities, further improvement in credit quality, and other ways to maintain our margin going forward.

Net Interest Income:

Net interest income before the provision for loan losses decreased $115,000, or 1.8%, compared to the prior quarter, to $6.4 million for the quarter ended December 31, 2011. The decrease was attributable to reductions in yield on earning assets in this low rate environment.

The Company's yield on earning assets decreased to 5.01% in the current quarter compared to 5.12% in the linked quarter. The cost of funds for the quarter ended December 31, 2011 was 1.42% compared to 1.46% for the quarter ended September 30, 2011. Planned continued runoff in certificates of deposits and borrowings resulted in this reduced cost of funds while being able to grow less costly core deposits which are normally lower costs of funds.  The Company anticipates continued declines in certificates of deposit balances over the next few quarters as it expects that some maturities of single product relationship accounts will not be renewed.

Provision Expense and Allowance for Loan Losses:

The allowance for loan and lease losses was $14.5 million at December 31, 2011, compared to $17.6 million at September 30, 2011. The allowance for loan and lease losses was strengthened in previous quarters, and with the continued improvement in the level of classified and non-performing loans along with the reduction of loans with specific reserves, was able to be reduced in the 4th quarter of 2011. Classified loans (which includes substandard, doubtful, and loss) decreased $6.1 million from the linked quarter and $13.0 million from the year ago quarter. Non-performing loans of $24.9 million at December 31, 2011 decreased $794,000 since September 30, 2011 and $8.9 million compared to December 31, 2010. Non-performing loans as a percentage of total loans has decreased to 3.77% compared to 4.92% at December 31, 2010. The allowance for loan and lease losses as a percentage of non-performing loans was 58.3% at December 31, 2011 compared to 49.9% at December 31, 2010.

Noninterest Income:

Noninterest income was $1.3 million for the fourth quarter of 2011, which represents an increase of $70,000, or 5.9%, when compared to the linked quarter. Noninterest income for fiscal year ended December 31, 2011 was $6.5 million, which is a decrease of $866,000, or 11.8%, from fiscal year ended December 31, 2010.   The increased income in the current quarter over the linked quarter was driven by an increase in gain on sale of loans. The decreased income from fiscal year 2010 was primarily driven by a decrease in title company fee income resulting from the liquidation of the Company's title company on March 31, 2011, with the combined gain on sale of loans and investments remaining relatively flat.

Noninterest Expense:

Noninterest expense for the quarter ended December 31, 2011, decreased $103,000, or 1.4%, to $7.5 million from the comparable period a year earlier and increased by $246,000, or 3.4%, when compared to the linked quarter. This higher noninterest expense during the current quarter is driven by higher expenses related to real estate owned.

Balance Sheet:

Total assets were $767.0 million, which is a decrease of $47.9 million, or 5.9% compared to $815.0 million a year earlier. The decrease was primarily attributable to using cash derived from pay-downs and maturities of loans and investments to reduce brokered, public, and single-service CD deposits, as well as to pay down borrowed funds, as we continue to restructure our balance sheet to rely less on non-core funding. We also continue to focus on profitable and prudent lending opportunities as a means of employing any excess cash.

Asset Quality:

Loan quality has improved although the economic recovery within our market areas continues to be slow and has caused declines in the underlying value of collateral both in commercial and residential real estate as well as deterioration in the financial condition of some of our borrowers. These factors will continue to make it challenging to sustain a steady reduction in classified assets and non-performing loans.

A summary of certain key factors follows:

(in thousands)	12/31/2011	9/30/2011 (1)	12/31/2010
Classified Loans*	40,642	47,167	53,992
Non-Performing Loans	24,918	25,712	33,779
Loan Loss Reserve	14,532	17,615	16,870
Loan Loss Reserve / Total Loans	2.22%	2.66%	2.46%

*Includes substandard, doubtful and loss (including homogeneous loans).

(1) As restated February 3, 2012

Deposits and Borrowings:

Core deposits (defined as checking, savings, and money market deposits) increased by $36.8 million, or 14.9% compared to December 31, 2010. Total deposits decreased $22.6 million, or 3.5% during 2011. The decrease was due to a reduction in brokered, public, and certificates of deposit of $59.3 million. Contraction in these balances was planned as the Company works to reduce the level of non-core deposits, particularly higher single product certificates of deposit related to rate sensitive shoppers.

FHLB advances and other borrowings have decreased by $24.2 million, or 23.1% from December 31, 2010. The planned decrease resulted from continued repayment and prepayment of FHLB advances with excess liquidity.

Equity:

Stockholders' equity decreased $498,000, or 1.1%, to $45.6 million at December 31, 2011, compared to $46.1 million at December 31, 2010. Camco's Tier 1 leverage capital ratio increased to 6.59% in 4th Quarter 2011 compared to 5.98% in 4th Quarter 2010.

About Camco Financial Corporation: Camco Financial Corporation, holding company for Advantage Bank, is a multi-state bank holding company headquartered in Cambridge, Ohio. Advantage Bank and its affiliates offer community banking that includes commercial, business and consumer financial services and internet banking from 22 offices. Additional information about Camco Financial may be found on the Company's web sites: www.camcofinancial.com or www.advantagebank.com.

The Camco Financial Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4639

The words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demands for loans in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Camco Financial Corporation
Condensed Consolidated Statements of Financial Condition
(In thousands, except for per share data and shares outstanding)

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
Assets	12/31/11	9/30/11	6/30/11	3/31/11	12/31/10
Cash and Cash Equivalents	38,374	69,707	42,382	61,777	29,114
Investments	20,928	14,489	14,584	17,206	34,716

Loans Held for Sale	8,090	10,445	3,699	1,249	2,208

Loans Receivable	653,709	652,403	658,034	665,500	684,710
Allowance for Loan Loss	(14,532)	(17,615)	(18,351)	(17,410)	(16,870)
Loans Receivable, Net	639,177	634,788	639,683	648,090	667,840

Other Assets	60,449	62,577	65,578	63,245	81,088

Total Assets	$ 767,018	$ 792,006	$ 765,926	$ 791,567	$ 814,966

Liabilities
Deposits	629,259	624,327	631,647	655,597	651,816
Borrowed Funds	80,285	111,858	80,480	79,675	104,464
Other Liabilities	11,869	11,117	9,304	10,406	12,583

Total Liabilities	721,413	747,302	721,431	745,678	768,863

Stockholders' Equity	45,605	44,704	44,495	45,889	46,103

Total Liabilities and Stockholders' Equity	$ 767,018	$ 792,006	$ 765,926	$ 791,567	$ 814,966

Stockholders' Equity to Total Assets	5.95%	5.64%	5.81%	5.80%	5.66%

Total Shares Outstanding	7,205,595	7,205,595	7,205,595	7,205,595	7,205,595

Book Value Per Share	$6.33	$6.20	$6.18	$6.37	$6.40

Camco Financial Corporation
Condensed Consolidated Statements of Earnings
Year to Date Information
(In thousands, except for per share data and shares outstanding)

	12 Months	12 Months
	Ended	Ended
	12/31/11	12/31/10
	(Unaudited)	(Unaudited)
Interest Income:
Loans	34,956	37,602
Mortgage-backed securities	376	1,645
Investment securities	202	261
Interest-bearing deposits and other	703	1,313
Total Interest Income	36,237	40,821

Interest Expense:
Deposits	7,481	10,575
Borrowings	2,893	3,859
Total Interest Expense	10,374	14,434
Net Interest Income	25,863	26,387

Provision for Losses on Loans	2,279	18,460
Net Interest Income After Provision for Loan Losses	23,584	7,927

Noninterest Income:
Late charges, rent and other	1,103	1,652
Loan servicing fees	1,195	1,269
Service charges and other fees on deposits	2,110	2,276
Gain on sale of loans	506	1,882
Mortgage servicing rights	(578)	(593)
Gain (loss) on sale of investment, mbs & fixed assets	1,282	1
Income on cash surrender value life insurance	880	877
Total noninterest income	6,498	7,364

Noninterest expense:
Employee compensation and benefits	12,337	12,935
Occupancy and equipment	2,940	3,003
FDIC premium and other insurances	1,986	2,260
Data processing	1,111	1,127
Advertising	363	358
Franchise taxes	668	928
Other operating	9,919	8,721
Total noninterest expense	29,324	29,332

Earnings (loss) before provision for income taxes	758	(14,041)

Provision for income taxes	544	518

Net Earnings (Loss)	214	(14,559)

Earnings (Loss) Per Share:
Basic	$0.03	($2.02)
Diluted	$0.03	($2.02)

Basic Weighted Number of
Shares Outstanding	7,205,595	7,205,595
Diluted Weighted Number of
Shares Outstanding	7,205,595	7,205,595

Camco Financial Corporation
Condensed Consolidated Statements of Operations
Quarterly Information
(In thousands, except for per share data and shares outstanding)

	3 Months	3 Months	3 Months	3 Months	3 Months
	Ended	Ended	Ended	Ended	Ended
	12/31/11	9/30/11	6/30/11	3/31/11	12/31/10
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest Income:
Loans	8,501	8,715	8,839	8,901	9,528
Mortgage-backed securities	17	19	24	316	354
Investment securities	50	53	60	39	37
Interest-bearing deposits and other	101	99	157	346	303
Total Interest Income	8,669	8,886	9,080	9,602	10,222

Interest Expense:
Deposits	1,640	1,734	1,918	2,189	2,316
Borrowings	678	686	726	803	898
Total Interest Expense	2,318	2,420	2,644	2,992	3,214
Net Interest Income	6,351	6,466	6,436	6,610	7,008

Provision for Losses on Loans	(759)	228	1,797	1,013	936
Net Interest Income After Provision for Loan Losses	7,110	6,238	4,639	5,597	6,072

Noninterest Income:
Rent and other	202	336	203	362	418
Loan servicing fees	290	300	298	307	317
Service charges and other fees on deposits	530	548	529	503	557
Gain on sale of loans	377	129	(92)	92	1,060
Mortgage servicing rights	(365)	(352)	(132)	271	29
Gain (loss) on sale of investment, mbs & fixed assets	--	2	2	1,278	--
Income on CSVL (BOLI)	221	222	220	217	221
Total noninterest income	1,255	1,185	1,028	3,030	2,602

Noninterest expense:
Employee compensation and benefits	2,772	3,034	3,153	3,378	2,814
Occupancy and equipment	721	767	691	761	784
Data processing	277	273	277	284	285
Advertising	86	95	96	86	83
Franchise taxes	154	166	178	170	114
Other operating	3,491	2,920	2,746	2,748	3,524
Total noninterest expense	7,501	7,255	7,141	7,427	7,604

Earnings (loss) before provision for income taxes	864	168	(1,474)	1,200	1,070

Provision for income taxes	2	5	(11)	548	61
Net Earnings (loss)	862	163	(1,463)	652	1,009

Earnings (Loss) Per Share:
Basic	$0.12	$0.02	($0.20)	$0.09	$0.14
Diluted	$0.12	$0.02	($0.20)	$0.09	$0.14

Basic Weighted Number of
Shares Outstanding	7,205,595	7,205,595	7,205,595	7,205,595	7,205,595
Diluted Weighted Number of
Shares Outstanding	7,205,595	7,205,595	7,205,595	7,205,595	7,205,595

Camco Financial Corporation
Selected Ratios and Statistics
(In thousands, except for per share data and shares outstanding)

	3 Months	3 Months	12 Months	12 Months
	Ended	Ended	Ended	Ended
	12/31/11	12/31/10	12/31/11	12/31/10
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Return on average equity	7.67%	8.88%	0.47%	-20.78%

Return on average assets	0.45%	0.49%	0.03%	-1.72%

Interest rate spread	3.59%	3.69%	3.58%	3.44%

Net interest margin	3.67%	3.75%	3.66%	3.50%

Yield on earning assets	5.01%	5.47%	5.12%	5.41%

Cost of deposits	1.16%	1.54%	1.28%	1.74%

Cost of borrowings	3.12%	2.98%	3.30%	3.11%

Total cost of interest bearing liabilities	1.42%	1.78%	1.54%	1.97%

Noninterest expense to average assets	3.90%	3.75%	3.65%	3.47%

Efficiency ratio	99.62%	90.62%	88.22%	86.91%

Nonperforming assets to total assets	4.67%	4.67%	4.78%	5.38%

Non performing loans to total net loans including	3.77%	4.92%	3.77%	4.92%
loans held for sale

Allowance for loan losses to total loans	2.22%	2.46%	2.22%	2.46%

Ratios are based upon the mathematical average of the balances at the end of each month for the quarter and were annualized where appropriate

Camco Financial Corporation
Averages for Quarters Ended
(In thousands, except for per share data and shares outstanding)

	December 31, 2011			December 31, 2010
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate
Interest - Earning Assets:
Loans receivable - net (1)	635,582	8,501	5.35%	662,229	9,528	5.76%
Securities (2)	17,789	67	1.51%	36,522	391	4.28%
FHLB Stock	9,888	99	4.00%	29,888	301	4.03%
Other interest bearing accounts	29,552	2	0.03%	19,489	2	0.04%
Total interest earning assets	692,811	8,669	5.01%	748,128	10,222	5.47%

Noninterest-earning assets	77,343			82,494
Total Average Assets	770,154			830,622

Interest-Bearing Liabilities:
Deposits	565,477	1,640	1.16%	603,392	2,316	1.54%
Advances & Borrowings	86,817	678	3.12%	120,734	898	2.98%
Total interest-bearing liabilities	652,294	2,318	1.42%	724,126	3,214	1.78%

Noninterest-bearing sources:
Noninterest-bearing liabilities	72,912			61,038
Shareholders' equity	44,948			45,458
Total Liabilities and Shareholders' Equity	770,154			830,622

Net Interest margin			3.67%			3.75%

Net Interest Income & Spread		6,351	3.59%		7,008	3.69%

(1) Includes LHFS but does not include ALLL and Non-Accrual Loans
(2) Includes securities designated as available for sale and held to maturity

CONTACT: James E. Huston, CEO
         John E. Kirksey, CFO
         Phone:  740-435-2020